Exhibit 99.1

Cognex Reports Third Quarter 2026 Results

November 4, 2026 — NATICK, MA — Cognex Corporation (NASDAQ: CGNX), the global technology leader in industrial machine vision, today reported financial results for the third quarter ended October 4, 2026.

Third-Quarter Financial and Operating Highlights

•Achieved record quarterly revenue of $313 million, an increase of 13% year over year, driven by broad-based strength across most major end markets; excluding the Q3 2025 one-time benefit from the commercial partnership with a medical lab automation channel partner (the "Commercial Partnership” or “CP”), revenue grew 19% year over year.
•Operating margin was 32.2%; delivered an Adjusted EBITDA margin of 35.5%, up 1,060 basis points year over year. Excluding the CP, Adjusted EBITDA margin expanded 1,340 basis points year over year, marking the ninth consecutive quarter of margin expansion.
•Net income per diluted share was $0.50; generated Adjusted diluted earnings per share of $0.53, up 61% year over year, representing the ninth consecutive quarter of growth. Excluding the CP, Adjusted EPS (diluted) increased 89% year over year.
•Increased full-year 2026 guidance; continue to anticipate strong double-digit revenue growth and year-over-year expansion in profitability.
•Announced the entry into a definitive agreement to acquire RealSense, Inc., a leader in depth-sensing cameras and vision technology for robotic perception and physical artificial intelligence (AI). The all-cash transaction is expected to close during the fourth quarter of 2026.
•Announced the launch of the In-Sight® 1750, a next-generation wafer and panel identification system designed for the Semiconductor industry, one of the most demanding automation markets.
•Cognex to host 2027 Investor Day in June at its Natick, MA headquarters.

“Our third-quarter results reflect strong execution across the business, with record revenue, broad-based growth across most of our major end markets, and continued progress against our strategic objectives,” said Matt Moschner, President and CEO. “We believe we are strengthening our leadership in AI-powered machine vision through innovation, expanding our long-term growth opportunity through the announced acquisition of RealSense, and continuing to help position Cognex to benefit from what we see as powerful trends in automation, robotics, and artificial intelligence.”

Dennis Fehr, CFO, added, “We believe Q3 was another strong proof point for our profitable growth strategy. Record revenue, significant margin expansion, and Adjusted EBITDA flow-through above 100% demonstrate the progress we have made transforming our operating model. Our strong balance sheet and disciplined capital allocation strategy enabled us to pursue the RealSense acquisition, while retaining flexibility to invest in both organic and inorganic growth opportunities with the potential to create further value for shareholders.”

Financial Performance Highlights for the Third Quarter
(Dollars in millions, except per share amounts)

	Three-months ended
	October 04, 2026	September 28, 2025 as Reported	September 28, 2025 ex CP	Y/Y Change as Reported	Y/Y Change ex CP
Revenue	$313	$277	$264	+13%	+19%
Operating Income	$101	$58	$47	+74%	+115%
% of Revenue	32.2%	20.9%	17.9%	+1,130 bps	+1,430 bps
Adjusted EBITDA[1]	$111	$69	$58	61%	+91%
% of Revenue	35.5%	24.9%	22.1%	+1,060 bps	+1,340 bps
Net Income per Diluted Share	$0.50	$0.10	$0.06	+400%	+733%
Adjusted EPS (Diluted)[1]	$0.53	$0.33	$0.28	+61%	+89%
1Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $313 million, compared with $277 million in the second quarter of 2025, an increase of 13%, driven by broad-based strength across most major end markets. Excluding the one-time benefit from the Commercial Partnership, revenue grew 19% year over year. Foreign currency exchange did not have a meaningful impact on consolidated revenue in the quarter.

•Gross margin was 70.8% compared to 67.6% in the third quarter of 2025. Adjusted gross margin was 71.3% compared to 68.4% in the third quarter of 2025, an increase of 290 basis points. The year-over-year increase was primarily driven by favorable mix, higher volume, and faster-than-expected pricing execution. These benefits more than offset the expected memory cost headwinds in the quarter.

•Operating expenses were $121 million compared to $130 million in the third quarter of 2025, a decrease of 7%. Adjusted operating expenses were $116 million compared to $125 million in the third quarter of 2025, a decrease of 7%, primarily reflecting continued cost management activities, somewhat offset by higher sales commissions.

•Operating income was $101 million compared to $58 million in the third quarter of 2025, an increase of 74%. Operating margin was 32.2% compared to 20.9% in the third quarter of 2025, an increase of 1,130 basis points. Adjusted operating margin was 34.2% compared to 23.2% in the third quarter of 2025, an increase of 1,100 basis points.

•Adjusted EBITDA was $111 million compared to $69 million in the third quarter of 2025, an increase of 61%. Adjusted EBITDA margin was 35.5% compared to 24.9% in the third quarter of 2025, an increase of 1,060 basis points. Excluding the one-time benefit from the Commercial Partnership, Adjusted EBITDA margin increased 1,340 basis points year over year, driven by revenue growth, strong Adjusted Gross Margin and disciplined cost management.

•Net income of $85 million compared to $18 million in the third quarter of 2025, an increase of 372%. Adjusted net income of $90 million compared to $56 million in the third quarter of 2025, an increase of 61%.

•Net income per diluted share was $0.50 compared to $0.10 in the third quarter of 2025, an increase of 400%. Adjusted diluted earnings per share were $0.53 compared to $0.33 in the third quarter of 2025, an increase of 61%. Excluding the one-time benefit from the Commercial Partnership, Adjusted diluted earnings per share increased 89% year over year.

Balance Sheet and Cash Flow Highlights

•As of October 4, 2026, Cognex’s financial position remained strong, with $846 million in cash and investments and no debt.

•During the third quarter, Cognex generated $106 million of cash from operating activities compared to $87 million in the third quarter of 2025, an increase of 22%.

•During the third quarter, Cognex generated Free Cash Flow (FCF) of $104 million compared to $86 million in the third quarter of 2025, an increase of 21%. Third quarter FCF conversion rate was 122% of net income and 116% of Adjusted net income. Trailing twelve-month FCF conversion rate was 118% of net income and 106% of Adjusted net income.

•Cognex paid $14 million in dividends to shareholders in the third quarter.

Dividend
On November 4, 2026, Cognex's Board of Directors declared a quarterly cash dividend of $0.09 per share, representing an increase of $0.005 per share, or approximately 6%, over the $0.085 per share dividend paid in the prior quarter. The dividend is payable on December 3, 2026, to all shareholders of record at the close of business on November 19, 2026.

Guidance

Cognex issued fourth-quarter guidance and increased full-year 2026 guidance; details are summarized in the tables below.

Table 1: Fourth-Quarter 2026 Guidance

(Dollars in millions, except per share amounts)	Q4 2026 Guidance	Q4 2025 Results	Y/Y Change*
Revenue	$270 - $290	$252	+11%

Adj. EBITDA Margin[1]	29% - 32%	22.7%	+780 bps

Adj. EPS (diluted)[1]	$0.37 - $0.41	$0.27	+44%

Table 2: Full-Year 2026 Guidance

(Dollars in millions, except per share amounts)	New 2026 Guidance	Prior 2026 Guidance	2025 Results	2025 Results ex CP	Y/Y Change*	Y/Y Change* ex CP
Revenue	$1,143 - $1,163	$1,130 - $1,150	$994	$982	+16%	+17%

Adj. EBITDA Margin[1]	31% - 32%	29% - 31%	21.5%	20.7%	+1,000 bps	+1,080 bps

Adj. EPS (diluted)[1]	$1.68 - $1.72	$1.64 - $1.68	$1.02	$0.97	+67%	+75%

* At the midpoint of guidance.

1Cognex has provided the forward-looking non-GAAP measures of adjusted EBITDA margin, and adjusted earnings per share (diluted), but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”. In Q4 2025, the GAAP operating margin was 14.0% and GAAP earnings per share (diluted) were $0.19, and in full-year 2025, the GAAP operating margin was 16.3% and GAAP earnings per share (diluted) were $0.68.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on November 5, 2026, at 8:30 a.m. Eastern Standard Time (EDT). The telephone number is (877) 704-4573 or (201) 389-0911 if outside the United States.

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

Forward-Looking Statements

Certain statements made in this release, as well as oral statements made by Cognex Corporation ("Cognex", "we", "us", "our", or the "Company") from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers can identify these forward-looking statements by our use of the words "expects," "anticipates," "estimates," "potential," "believes," "projects," "intends," "plans," "aims," "will," "may," "shall," "could," "should," "opportunity," "goal," "objective," "target," "milestone" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, financial targets, milestones and related timing expectations, the closing, timing, integration, and expected results from acquired businesses, including RealSense, Inc. ("RealSense"), the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities including our salesforce transformation, new product offerings, innovation and product development activities, customer acceptance of our products, commercial partnerships, capital expenditures, cost management activities including expected annualized operating expense reductions, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, financial and operating models, and estimated tax benefits and expenses, changes in tax legislation, and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products, the inability to develop new products, and the inability to achieve growth through expanding and adjacent markets; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees and effectively plan for succession, while maintaining our unique corporate culture; (4) the failure to properly manage the timely manufacturing and distribution of high-quality products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars and conflicts involving Iran, Ukraine, and Israel and those that may arise in the future in the geographies where we conduct business; (6) challenges in closing, integrating, and achieving expected results from acquired businesses, including RealSense, as well as exposure to potential liabilities and increased costs from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) the inability to effectively scale our operations and salesforce to support a significantly expanded and diverse customer base in an increasing number of geographies; (9) information security breaches and other cybersecurity threats, including through the emergence of agentic AI; (10) the failure to comply with laws or regulations relating to data privacy, data protection, artificial intelligence, or other automated technologies; (11) the inability to protect our proprietary technology and data, as well as our intellectual property; (12) the inability to manage direct and indirect disruptions to our supply chain, which could cause delays in obtaining components for our products at reasonable prices, including memory chips; (13) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive end markets; (14) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (15) potential impairment charges with respect to our investments or acquired intangible assets; (16) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (17) fluctuations in foreign currency exchange rates and the use of derivative instruments; (18) unfavorable global economic conditions, including, without limitation, increases in interest rates, elevated inflation rates, and recession risks; (19) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (20) stock price volatility; (21) our involvement in time-consuming and costly litigation or activist shareholder activities; and (22) the failure to effectively transform our operating model, manage our expenses, and achieve expected cost reductions. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Annual Report"), as updated by Part II - Item 1A of our Quarterly Reports on Form 10-Q as filed with the SEC. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	October 4, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$694,695	$262,925
Current investments	997	74,037
Accounts receivable, net of allowance for credit losses of $781 and $728 in 2026 and 2025, respectively	216,720	146,713
Unbilled revenue	12,763	16,980
Inventories	158,453	137,889
Prepaid expenses and other current assets	68,206	58,702
Total current assets	1,151,834	697,246
Non-current investments	150,292	305,339
Property, plant, and equipment, net	79,720	86,015
Operating lease assets	66,153	72,310
Goodwill	386,105	386,279
Intangible assets, net	63,295	81,100
Deferred income taxes	374,517	383,272
Other assets	4,551	4,994
Total assets	$2,276,467	$2,016,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,708	$50,203
Accrued expenses	88,618	91,397
Accrued income taxes	10,627	9,141
Deferred revenue and customer deposits	42,450	21,094
Operating lease liabilities	12,314	11,716
Total current liabilities	228,717	183,551
Non-current operating lease liabilities	58,048	64,870
Deferred income taxes	243,132	250,512
Reserve for income taxes	23,000	24,269
Other liabilities	2,080	1,452
Total liabilities	554,977	524,654

Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2026 and 2025, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2026 and 2025, respectively; issued and outstanding: 168,372 and 166,997 shares in 2026 and 2025, respectively	337	334
Additional paid-in capital	1,310,477	1,138,708
Retained earnings	467,646	406,355
Accumulated other comprehensive loss, net of tax	(56,970)	(53,496)
Total shareholders’ equity	1,721,490	1,491,901
Total liabilities and shareholders' equity	$2,276,467	$2,016,555

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Nine-months Ended
	October 4, 2026	September 28, 2025	October 4, 2026	September 28, 2025

Revenue	$313,387	$276,892	$873,087	$742,021
Cost of revenue (1)	91,644	89,602	254,632	242,532
Gross profit	221,743	187,290	618,455	499,489
Percentage of revenue	70.8%	67.6%	70.8%	67.3%
Research, development, and engineering expenses (1)	33,897	35,081	103,313	102,910
Percentage of revenue	10.8%	12.7%	11.8%	13.9%
Selling, general, and administrative expenses (1)	87,024	94,444	268,930	269,289
Percentage of revenue	27.8%	34.1%	30.8%	36.3%
Operating income	100,822	57,765	246,212	127,290
Percentage of revenue	32.2%	20.9%	28.2%	17.2%
Foreign currency gain (loss)	(744)	840	(2,951)	(3,116)
Investment income	3,358	4,197	13,285	12,227
Other income (expense)	(146)	61	(2,199)	2,322
Income before income tax expense	103,290	62,863	254,347	138,723
Income tax expense	18,470	45,199	45,067	56,945
Net income	$84,820	$17,664	$209,280	$81,778
Percentage of revenue	27.1%	6.4%	24.0%	11.0%

Net income per weighted-average common and common-equivalent share:
Basic	$0.50	$0.11	$1.25	$0.49
Diluted	$0.50	$0.10	$1.23	$0.48

Weighted-average common and common-equivalent shares outstanding:
Basic	168,309	167,840	167,377	168,324
Diluted	171,027	169,323	169,860	169,507

Cash dividends per common share	$0.085	$0.080	$0.255	$0.240

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$592	$489	$2,109	$1,694
Research, development, and engineering	3,491	3,794	11,973	11,933
Selling, general, and administrative	7,063	8,133	20,209	21,022
Total stock-based compensation expense	$11,146	$12,416	$34,291	$34,649

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating expense, adjusted operating income and margin, adjusted EBITDA and margin, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow and free cash flow conversion rate. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, tax impact on reconciling items and one-time discrete events (such as loss on sale of business).

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by net income or adjusted net income, as applicable.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts
(Unaudited)

	Three-months Ended		Nine-months Ended
	October 4, 2026	September 28, 2025	October 4, 2026	September 28, 2025

Gross profit (GAAP)	$221,743	$187,290	$618,455	$499,489
Acquisition and integration costs	219	213	653	666
Amortization of acquisition-related intangible assets	1,317	1,379	3,977	4,099
Reorganization charges	274	400	1,569	486
Adjusted gross profit	$223,553	$189,282	$624,654	$504,740
GAAP gross margin	70.8%	67.6%	70.8%	67.3%
Adjusted gross margin	71.3%	68.4%	71.5%	68.0%

Operating expense (GAAP)	$120,921	$129,525	$372,243	$372,199
Acquisition and integration costs	(2,553)	(180)	(2,583)	(977)
Amortization of acquisition-related intangible assets	(954)	(1,260)	(3,121)	(3,846)
Reorganization charges	(951)	(2,966)	(6,041)	(4,588)
Adjusted operating expense	$116,463	$125,119	$360,498	$362,788

Operating income (GAAP)	$100,822	$57,765	$246,212	$127,290
Acquisition and integration costs	2,772	393	3,236	1,643
Amortization of acquisition-related intangible assets	2,271	2,639	7,098	7,945
Reorganization charges	1,225	3,366	7,610	5,074
Adjusted operating income	$107,090	$64,163	$264,156	$141,952
GAAP operating margin	32.2%	20.9%	28.2%	17.2%
Adjusted operating margin	34.2%	23.2%	30.3%	19.1%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	4,309	4,666	13,139	14,844
Adjusted EBITDA	$111,399	$68,829	$277,295	$156,796
Adjusted EBITDA margin	35.5%	24.9%	31.8%	21.1%

Net income (GAAP)	$84,820	$17,664	$209,280	$81,778
Acquisition and integration costs	2,772	393	3,236	1,643
Amortization of acquisition-related intangible assets	2,271	2,639	7,098	7,945
Reorganization charges	1,225	3,366	7,610	5,074
Loss on sale of business	—	—	1,539	—
Losses on sale of investments to fund acquisition	2,407	—	2,407	—
Discrete tax (benefit) expense	(1,454)	33,650	(2,183)	33,132
Tax impact of reconciling items	(2,242)	(1,615)	(5,982)	(3,871)
Adjusted net income	$89,799	$56,097	$223,005	$125,701

Earnings per share of common stock, diluted (GAAP)	$0.50	$0.10	$1.23	$0.48
Acquisition and integration costs	0.02	0.00	0.02	0.01
Amortization of acquisition-related intangible assets	0.01	0.02	0.04	0.05
Reorganization charges	0.01	0.02	0.04	0.03
Loss on sale of business	—	—	0.01	—
Losses on sale of investments to fund acquisition	0.01	—	0.01	—
Discrete tax (benefit) expense	(0.01)	0.20	(0.01)	0.20
Tax impact of reconciling items	(0.01)	(0.01)	(0.04)	(0.02)
Adjusted earnings per share of common stock, diluted	$0.53	$0.33	$1.31	$0.74

Effective tax rate (GAAP)	17.9%	71.9%	17.7%	41.0%
Discrete tax benefit (expense)	1.4%	(53.5)%	0.9%	(23.9)%
Net impact of other reconciling items	0.5%	0.6%	0.7%	0.9%
Adjusted effective tax rate	19.8%	19.0%	19.3%	18.0%

Cash provided by operating activities (GAAP)	$106,415	$87,485	$220,661	$170,612
Capital expenditures	(2,639)	(1,452)	(6,928)	(6,147)
Free cash flow	$103,776	$86,033	$213,733	$164,465

Description of adjustments:
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation, which the company acquired in the fourth quarter of 2023.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the three-month period ended October 4, 2026, these costs consisted primarily of severance and consulting fees.

Loss on sale of business:
•The Company has recognized a pre-tax loss related to the divestiture of its Japan-focused trading business, which includes direct costs associated with the divestiture incurred during the nine-month period ended October 4, 2026.

Losses on sale of investments to fund acquisition:
•The Company has recognized a pre-tax loss related to the sale of investments, primarily corporate bonds, during the three-month period ended October 4, 2026. The proceeds from these sales, along with existing cash balances, are intended to fund the acquisition of RealSense that is expected to close in the fourth quarter of 2026.

Discrete tax (benefit) expense and tax impact of reconciling items:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

About Cognex Corporation

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance across a diverse set of end markets, including logistics, consumer electronics, automotive, packaging, and semiconductor.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

Investor Relations Contact:
Greer Aviv
Head of Investor Relations
Cognex Corporation
Greer.Aviv@cognex.com